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                                                                  EXHIBIT 10(b)


                           STOCK REDEMPTION AGREEMENT


         THIS AGREEMENT is made and entered into this 1st day of September, 1998, by and among AUTOCAM CORPORATION, a Michigan corporation (hereinafter referred to as "Company"), and JOHN C. KENNEDY, in his individual capacity and as the donor and co-trustee of the John C. Kennedy Living Trust u/a dated February 14, 1986, as amended (hereinafter sometimes referred to as the "Living Trust"), and NANCY G. KENNEDY, in her individual capacity and as co-trustee of the Living Trust. John C. Kennedy and Nancy G. Kennedy are hereinafter sometimes referred to collectively as "Stockholders" and individually as a "Stockholder."

         WHEREAS, John C. Kennedy owns or controls a substantial number of the outstanding shares of Common stock of the Company; and

         WHEREAS, John C. Kennedy intends to make all of said stock presently owned or controlled by him subject to the terms of this Agreement; and

         WHEREAS, John C. Kennedy may in the future, during his lifetime or upon his death, transfer shares of said stock to the trustees of his Living Trust as to which the trustees desire to bind the Living Trust, and any trust or trust share established thereunder, to sell those shares of stock to the extent provided in this Agreement; and

         WHEREAS, the Company and the Stockholders have previously entered into certain Stock Redemption Agreements, dated November 6, 1992, September 20, 1993 and August 1, 1996, which provide for the redemption of up to Eighteen Million Dollars ($18,000,000) of the Stockholders' shares in the Company following both of their deaths; and

         WHEREAS, the Company has previously acquired Northwestern Mutual Joint Complife policies No. 12200147, No. 12443196 and No. 13542762 in the amount of Five Million Dollars ($5,000,000), Six Million Dollars ($6,000,000) and Seven Million Dollars ($7,000,000), respectively, in order to fund its obligations under the Stock Redemption Agreements; and

         WHEREAS, the Company and the Stockholders, for their mutual protection and the success of the Company, wish to make provisions for the redemption of an additional Five Million Dollars ($5,000,000) of the Stockholders' stock in the Company following both of their deaths.

         NOW, THEREFORE, in consideration of the mutual covenants to buy and sell and the obligations expressed herein by the parties, the Stockholders do hereby bind themselves, their executors, administrators, and the Living Trust, and the Company does hereby bind itself and its successors, and each hereto agree as follows:

                                    ARTICLE I

                         Redemption of Decedent's Stock

1.1. Upon the death of the last to die of John C. Kennedy and Nancy G. Kennedy, the Company shall redeem and the estate of such deceased Stockholder, or trust holding stock includable in the estate of such deceased Stockholder, shall sell to the Company that number of shares of Common stock included in the deceased's estate for federal estate tax purposes, at the value specified in Article II, below, as shall equal (rounded down to the nearest whole share) the amount eligible for treatment as a Section 303 redemption but not more than Five Million Dollars ($5,000,000), in any event. For purposes of this Agreement, a Section 303 redemption means a distribution in full payment in exchange for stock pursuant to Section 303 of the Internal Revenue Code of 1986, as amended (the "Code").

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          1.2.      If more than one entity bound by this Agreement owns shares of Common stock included in the estate of a deceased Stockholder, the redemption of which will qualify as a Section 303 redemption, then the redemption of shares of each class shall be made proportionately from each such holder according to the number of shares held by each.

          1.3. The sale required by this Agreement shall be consummated within such time as to assure the redemption shall be treated as a Section 303 redemption. Subject to such limitation, the sale closing shall be held upon sixty (60) days' written notice given to the Company by the then holder of the stock to be redeemed but in no event shall the date specified for closing be earlier than two hundred forty (240) days after the death of the Stockholder. The closing of the redemption shall be at the principal office of the Company at which time the trustees of the Living Trust (or trust or trust shares established thereunder) or the Stockholder's legal representative, or both, shall deliver certificates representing the shares being redeemed under this Agreement appropriately endorsed in blank.

         1.4. The redemption price shall be paid in cash in full at closing.

         1.5. The Company shall, as part of this Agreement, purchase and maintain Northwestern Mutual Joint Complife Policy No. 14538421 on the lives of the Stockholders in the amount of Five Million Dollars ($5,000,000.00) (the "Policy"). The Policy and any proceeds received under the Policy shall be held by the Company in trust for the purposes of this Agreement. The Company shall pay all premiums on the Policy and shall give proof of payment to the Stockholders within 15 days after the due date of each premium. The Company shall be the sole owner of the Policy and may apply to the payment of premiums any dividends declared and paid on the Policy.

                                   ARTICLE II

                                    Valuation

         The price at which shares shall be redeemed hereunder shall be the value of the shares to be redeemed as included in the estate of the deceased Stockholder for federal estate tax purposes.

                                   ARTICLE III

                                  Miscellaneous


         3.1. The Company and the Stockholders may alter, amend, or terminate this Agreement by a written agreement to that effect signed by the Company and all of the then living Stockholders.

         3.2. The Stockholders, for themselves, their executors, administrators, and the Living Trust, and the Company, for itself and its successors, hereby agree to execute any and all instruments necessary to carry out the terms of this Agreement.

         3.3. The references herein to Section 303 of the Code shall include any corresponding provisions of any successor federal revenue act.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day, month and year first above written.

                  AUTOCAM CORPORATION


                  By:  \s\ John C. Kennedy
                     -----------------------------
                  John C. Kennedy, President


                   \s\ John C. Kennedy
                  ------------------------------------------
                  John C.  Kennedy,  Individually  and as co-Trustee of the John
                  C. Kennedy Living Trust u/a dated February 14, 1986


                   \s\ Nancy G. Kennedy
                  ------------------------------------------
                  Nancy G. Kennedy,  Individually  and as co-Trustee of the John
                  C. Kennedy Living Trust u/a dated February 14, 1986






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